HOME EQUITY ASSET TRUST 2006-3

_______________________

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Multi Family Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 14.2% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	258
Total Outstanding Loan Balance	$57,461,684*	Min	Max
Average Loan Current Balance	$222,720	$9,984	$898,810
Weighted Average Original LTV	77.3%**
Weighted Average Coupon	7.73%	5.88%	12.25%
Arm Weighted Average Coupon	7.66%
Fixed Weighted Average Coupon	8.15%
Weighted Average Margin	5.72%	3.50%	8.55%
Weighted Average FICO (Non-Zero)	633
Weighted Average Age (Months)	3
% First Liens	98.8%
% Second Liens	1.2%
% Arms	85.6%
% Fixed	14.4%
% of Loans with Mortgage Insurance	0.5%

*

Multi-family loans will compromise approximately [$58,000,000] of the total [$1,400,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.88 - 6.00	2	497,165	0.9	5.93	76.9	661
6.01 - 6.50	17	4,635,601	8.1	6.39	75.9	636
6.51 - 7.00	38	9,073,943	15.8	6.80	73.7	639
7.01 - 7.50	43	10,876,232	18.9	7.33	75.8	630
7.51 - 8.00	57	13,594,834	23.7	7.77	79.1	645
8.01 - 8.50	27	7,408,109	12.9	8.20	77.0	630
8.51 - 9.00	38	6,604,733	11.5	8.77	77.3	614
9.01 - 9.50	9	2,120,562	3.7	9.23	80.1	616
9.51 - 10.00	12	1,836,949	3.2	9.69	89.1	643
10.01 - 10.50	5	413,838	0.7	10.25	74.4	559
10.51 - 11.00	2	109,736	0.2	10.72	100.0	630
11.01 - 11.50	4	150,749	0.3	11.17	86.5	566
11.51 - 12.00	3	84,309	0.1	11.80	100.0	597
12.01 - 12.25	1	54,924	0.1	12.25	100.0	638
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
518 - 525	3	480,870	0.8	9.27	68.6	521
526 - 550	17	2,752,772	4.8	8.36	70.2	539
551 - 575	34	6,069,897	10.6	7.93	66.7	565
576 - 600	24	5,056,123	8.8	7.59	77.0	590
601 - 625	43	9,420,725	16.4	7.60	77.9	615
626 - 650	57	13,454,310	23.4	7.85	79.0	639
651 - 675	33	9,043,886	15.7	7.47	78.7	661
676 - 700	25	6,445,000	11.2	7.62	81.5	685
701 - 725	12	3,005,323	5.2	7.57	80.0	712
726 - 750	4	760,010	1.3	8.44	92.7	736
751 - 775	4	719,717	1.3	7.77	83.8	759
776 - 787	2	253,052	0.4	7.12	70.5	782
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
9,983 - 50,000	14	483,457	0.8	10.00	87.9	614
50,001 - 100,000	38	2,764,288	4.8	8.64	78.3	620
100,001 - 150,000	38	4,696,635	8.2	7.82	71.8	628
150,001 - 200,000	43	7,478,478	13.0	7.68	74.5	622
200,001 - 250,000	40	9,098,730	15.8	7.77	75.6	621
250,001 - 300,000	22	5,996,177	10.4	7.64	74.6	635
300,001 - 350,000	15	4,770,678	8.3	7.29	74.8	627
350,001 - 400,000	14	5,160,110	9.0	7.67	78.6	638
400,001 - 450,000	13	5,554,881	9.7	7.57	78.2	626
450,001 - 500,000	9	4,166,608	7.3	7.77	84.8	656
500,001 - 550,000	5	2,686,491	4.7	7.72	87.9	653
550,001 - 600,000	3	1,720,832	3.0	7.81	81.5	699
600,001 - 650,000	1	619,456	1.1	6.65	80.0	625
650,001 - 700,000	2	1,366,054	2.4	7.82	80.0	656
850,001 - 898,810	1	898,810	1.6	8.09	76.6	647
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
22.51 - 50.00	15	2,188,506	3.8	7.62	38.7	591
50.01 - 55.00	4	603,631	1.1	7.79	54.0	631
55.01 - 60.00	12	2,875,924	5.0	7.53	57.6	581
60.01 - 65.00	11	1,579,382	2.7	8.14	63.8	586
65.01 - 70.00	21	4,417,015	7.7	6.97	68.9	618
70.01 - 75.00	27	6,011,954	10.5	8.14	74.4	615
75.01 - 80.00	96	24,725,537	43.0	7.58	79.6	648
80.01 - 85.00	20	5,213,721	9.1	7.86	84.4	635
85.01 - 90.00	32	7,909,688	13.8	7.89	89.7	638
90.01 - 95.00	6	855,794	1.5	8.06	94.9	637
95.01 - 100.00	14	1,080,533	1.9	10.30	99.9	696
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	117	25,777,988	44.9	7.98	77.7	636
1.00	11	3,798,613	6.6	7.91	76.9	640
2.00	100	22,546,486	39.2	7.45	78.4	629
3.00	29	5,221,934	9.1	7.65	70.6	626
5.00	1	116,663	0.2	7.70	90.0	777
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	168	31,330,724	54.5	7.52	76.4	618
Reduced	37	11,765,014	20.5	8.12	82.7	671
Stated Income / Stated Assets	53	14,365,946	25.0	7.90	75.0	635
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	207	46,754,780	81.4	7.67	77.6	631
Second Home	1	197,654	0.3	7.38	70.0	622
Investor	50	10,509,250	18.3	8.03	76.1	642
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	37	12,494,703	21.7	7.46	72.5	626
New York	27	9,196,795	16.0	7.76	80.2	650
Illinois	45	8,856,550	15.4	7.83	75.2	623
New Jersey	24	6,003,893	10.4	7.75	78.2	624
Massachusetts	19	4,277,755	7.4	7.91	76.6	624
Connecticut	13	2,703,154	4.7	7.90	80.8	627
Florida	9	2,490,320	4.3	7.49	85.9	650
Wisconsin	15	1,584,041	2.8	7.73	81.1	630
Rhode Island	4	959,526	1.7	7.28	77.5	626
Pennsylvania	10	944,610	1.6	8.07	80.5	641
Nevada	3	922,263	1.6	8.01	78.3	653
Minnesota	3	743,469	1.3	8.00	84.4	637
New Mexico	4	700,320	1.2	8.94	75.5	618
Washington	2	570,267	1.0	8.33	76.2	625
Colorado	3	530,546	0.9	8.15	67.4	604
Other	40	4,483,472	7.8	7.71	79.7	654
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	102	23,391,264	40.7	7.88	82.3	663
Refinance - Rate Term	8	838,325	1.5	8.04	83.4	612
Refinance - Cashout	148	33,232,096	57.8	7.62	73.7	613
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	6	2,047,102	3.6	7.77	78.4	647
Arm 2/28	164	37,334,749	65.0	7.65	78.2	634
Arm 2/28 - Balloon 40/30	7	1,948,786	3.4	7.64	68.8	603
Arm 2/28 - Dual 40/30	22	7,110,999	12.4	7.71	79.0	638
Arm 3/27	4	735,937	1.3	7.89	82.9	625
Fixed Balloon 30/15	4	749,549	1.3	7.36	69.2	618
Fixed Balloon 40/30	1	130,897	0.2	8.34	45.6	566
Fixed Rate	50	7,403,665	12.9	8.23	73.7	634
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
2 Family	220	47,419,627	82.5	7.72	77.4	632
3-4 Family	38	10,042,057	17.5	7.80	77.0	641
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.50 - 4.00	11	1,965,166	4.0	6.46	71.3	676
4.01 - 4.50	23	5,554,025	11.3	6.81	78.2	625
4.51 - 5.00	12	3,067,623	6.2	7.19	79.8	613
5.01 - 5.50	38	10,252,381	20.8	7.96	80.4	646
5.51 - 6.00	48	13,371,285	27.2	7.74	79.9	635
6.01 - 6.50	21	4,763,838	9.7	7.49	75.8	624
6.51 - 7.00	27	5,821,761	11.8	7.97	71.4	618
7.01 - 7.50	10	2,601,161	5.3	8.20	82.0	657
7.51 - 8.00	12	1,540,633	3.1	8.81	76.1	617
8.51 - 8.55	1	239,700	0.5	9.55	85.0	560
Total:	203	49,177,573	100.0	7.66	78.1	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
7 - 9	3	525,934	1.1	6.95	71.5	631
10 - 12	3	1,521,168	3.1	8.05	80.8	653
16 - 18	9	1,820,204	3.7	7.22	79.0	622
19 - 21	122	27,256,558	55.4	7.47	76.8	633
22 - 24	62	17,317,771	35.2	8.00	79.7	635
31 - 33	3	517,300	1.1	8.28	82.3	583
34 - 36	1	218,636	0.4	6.95	84.2	724
Total:	203	49,177,573	100.0	7.66	78.1	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.63 - 12.00	4	1,466,621	3.0	6.40	76.5	640
12.01 - 12.50	20	5,420,609	11.0	6.60	76.4	634
12.51 - 13.00	29	6,514,496	13.2	7.11	76.3	651
13.01 - 13.50	33	8,171,565	16.6	7.42	76.0	625
13.51 - 14.00	43	9,137,700	18.6	7.80	80.1	638
14.01 - 14.50	19	4,831,861	9.8	7.93	75.9	633
14.51 - 15.00	31	6,972,741	14.2	8.15	80.1	637
15.01 - 15.50	6	2,795,547	5.7	8.18	78.4	638
15.51 - 16.00	12	2,575,744	5.2	9.01	80.5	602
16.01 - 16.50	3	975,992	2.0	9.29	89.6	616
16.51 - 17.00	1	221,034	0.4	9.55	75.0	532
17.01 - 18.00	1	29,959	0.1	11.25	63.8	520
18.01 - 18.03	1	63,705	0.1	11.03	85.0	542
Total:	203	49,177,573	100.0	7.66	78.1	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.75 - 6.00	4	1,016,981	2.1	7.05	78.5	658
6.01 - 6.50	19	4,867,055	9.9	6.48	76.2	635
6.51 - 7.00	34	8,294,527	16.9	6.90	75.8	642
7.01 - 7.50	36	9,027,168	18.4	7.37	76.4	624
7.51 - 8.00	47	11,445,577	23.3	7.78	79.7	644
8.01 - 8.50	22	6,527,274	13.3	8.20	78.0	631
8.51 - 9.00	29	5,213,678	10.6	8.75	77.8	613
9.01 - 9.50	4	1,335,916	2.7	9.23	87.0	631
9.51 - 10.00	7	1,419,436	2.9	9.65	87.7	631
11.01 - 11.25	1	29,959	0.1	11.25	63.8	520
Total:	203	49,177,573	100.0	7.66	78.1	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	3	1,114,207	2.3	8.24	69.6	605
2.00	38	11,276,621	22.9	7.96	79.6	650
3.00	162	36,786,745	74.8	7.56	77.8	629
Total:	203	49,177,573	100.0	7.66	78.1	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	158	36,325,584	73.9	7.58	77.6	635
1.50	7	1,853,110	3.8	8.30	77.3	609
2.00	38	10,998,878	22.4	7.85	79.6	634
Total:	203	49,177,573	100.0	7.66	78.1	633

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	234	49,297,051	85.8	7.81	77.1	630
60	23	7,692,633	13.4	7.26	77.8	651
120	1	472,000	0.8	7.63	88.2	694
Total:	258	57,461,684	100.0	7.73	77.3	633

*

Note, for second liens, CLTV is employed in this calculation.